UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December29, 2014

ModusLink Global Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35319	04-2921333
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Trapelo Road, Suite 170 Waltham, Massachusetts		02451
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 663-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On December 29, 2014, ModusLink Global Solutions, Inc. (the “Company”) filed an Amendment to its Restated Certificate of Incorporation (the “Protective Amendment”) with the Delaware Secretary of State to protect the significant potential long-term tax benefits presented by its net operating losses and other tax benefits (collectively, the “NOLs”). The Protective Amendment was approved by the Company’s stockholders at the Company’s 2014 Annual Meeting of Stockholders held on December 9, 2014.  As a result of the filing of the Protective Amendment with the Delaware Secretary of State, the Company amended its Tax Benefit Preservation Plan so that it expired at the close of business on December 31, 2014.  The foregoing summary is not a complete description of the terms of the amendment to the Tax Benefit Preservation Plan and is qualified in its entirety by reference to the full text of the amendment, a copy of which is attached as Exhibit 4.1 hereto and is incorporated by reference herein.

The Protective Amendment limits certain transfers of the Company’s common stock, par value $0.01 per share (“Common Stock”), to assist the Company in protecting the long-term value of its accumulated NOLs. The Protective Amendment’s transfer restrictions generally restrict any direct or indirect transfers of the Common Stock if the effect would be to increase the direct or indirect ownership of the Common Stock by any Person (as defined in the Protective Amendment) from less than 4.99% to 4.99% or more of the Common Stock, or increase the percentage of the Common Stock owned directly or indirectly by a Person owning or deemed to own 4.99% or more of the Common Stock.  Any direct or indirect transfer attempted in violation of the Protective Amendment will be void as of the date of the prohibited transfer as to the purported transferee.  The Board of Directors of the Company has discretion to grant waivers to permit transfers otherwise restricted by the Protective Amendment.

The foregoing summary is not a complete description of the Protective Amendment and is qualified in its entirety by reference to the full text of the Protective Amendment, a copy of which is attached as Exhibit 3.1 hereto and is incorporated by reference herein.

In accordance with the Protective Amendment, HNH requested, and the Company granted HNH and its affiliates, a waiver under the Protective Amendment to permit their acquisition of up to 45% of the Company’s outstanding shares of Common Stock in the aggregate (subject to proportionate adjustment, the “45% Cap”), in addition to acquisitions of Common Stock in connection with the exercise of certain warrants of the Company (the “Warrants”) held by Steel Partners Holdings L.P. (“SPH”), an affiliate of HNH, as well as a limited waiver under Section 203 of the Delaware General Corporation Law for this purpose.  Notwithstanding the foregoing, HNH and its affiliates (and any group of which HNH or any of its affiliates is a member) are not permitted to acquire securities that would result in an “ownership change” of the Company for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, that would have the effect of impairing any of the Company’s NOLs.  The foregoing waiver was approved by the independent directors of the Company.

On January 5, 2015, the Company and HNH entered into Amendment No. 1 to their Settlement Agreement (“Amendment No. 1”) to reflect the 45% Cap and the expiration of the Settlement Agreement on February 13, 2015.  The foregoing summary is not a complete description of the terms of Amendment No.1 and is qualified in its entirety by reference to the full text of Amendment No. 1, a copy of which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

HNH and its affiliates may be deemed to own approximately 28.0% of the issued and outstanding Common Stock of the Company. In addition, SPH has the right to acquire up to 2,000,000 shares of Common Stock of the Company pursuant to the Warrants. Pursuant to the foregoing transactions and subject to the foregoing limitations, HNH and its affiliates have the right to acquire up to 45% of the outstanding shares of the Company, exclusive of the Warrants.  Warren G. Lichtenstein, the non-executive chairman of HNH and of SPH’s general partner, Steel Partners Holdings GP Inc., is also the non-executive chairman of the board of directors of the Company. Certain other affiliates of HNH hold positions with the Company, including Glen Kassan as Chief Administrative Officer and Vice Chairman.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 regarding the expiration of the Tax Benefit Preservation Plan is incorporated into this Item 1.02 by reference.

Item 3.03. Material Modification to Rights of Security Holders.

The information set forth in Item 1.01 regarding the Protective Amendment, the waiver under the Protective Amendment and the expiration of the Tax Benefit Preservation Plan is incorporated into this Item 3.03 by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

 The information set forth in Item 1.01 regarding the Protective Amendment is incorporated into this Item 5.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
3.1	Amendment to the Restated Certificate of Incorporation.
4.1	Amendment No. 3, dated December 31, 2014, to Tax Benefit Preservation Plan between ModusLink Global Solutions, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent
10.1	Amendment No. 1 to Settlement Agreement, dated January 5, 2015, between ModusLink Global Solutions, Inc. and Handy & Harman Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

January 5, 2015	ModusLink Global Solutions, Inc.

	By:	/s/ Joseph B. Sherk
		Name:	Joseph B. Sherk
		Title:	Principal Financial Officer and Principal Accounting Officer